UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)
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ON ASSIGNMENT, INC.

(Name of Registrant as Specified In Its Charter)

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Dear Fellow Stockholder:
The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of On Assignment, Inc. (the “Company” or “On Assignment”) will be held on Thursday, June 19, 2014, at 9:00 a.m. Eastern Daylight Time, at the Boston College Club located at 100 Federal Street, 36th Floor, Boston, Massachusetts 02210.
Stockholder concerns have been raised with respect to one of the proposals we included in our definitive proxy statement filed with the Securities and Exchange Commission on April 25, 2014 (the “Proxy Statement”). The purpose of this letter is to alert you that our Board of Directors (the “Board”) has determined to modify the proposal to resolve these stockholder concerns.
We are modifying our proposal to amend the Certificate of Incorporation to require a resolution adopted by the affirmative vote of not less than a majority of the then outstanding shares of capital stock, for increasing our reducing the authorized number of directors. We believe this modification substantially resolves the concerns raised by key stockholders and represents a good corporate governance practice, while maintaining our overall objectives related to the proposal.
Please review the amendment to the Proxy Statement included with this letter for more information regarding the modified proposal and for information about how you can vote or change your vote. If you have not already voted your shares, we urge that you please do so now.
The Board of Directors appreciates and encourages stockholder participation. Thank you for your continued support.

Sincerely,

/s/ Peter T. Dameris
Peter T. Dameris
President and Chief Executive Officer

On Assignment, Inc.
26745 Malibu Hills Road
Calabasas, California 91301

SUPPLEMENT TO PROXY STATEMENT
For the Annual Meeting of Stockholders to be Held
Thursday, June 19, 2014
On Assignment, Inc. is providing this supplement to the Proxy Statement.  The Company has determined to modify Proposal 2A of the Proxy Statement to eliminate the ability of the Board of the Company to increase or decrease the number of directors of the Company above the amount authorized in the Bylaws of the Company, which would be amended to be four (4) to nine (9).
Accordingly, the second, third fourth and fifth paragraphs of Proposal 2A are amended in their entirety and replaced with the following:
If this Proposal 2A is approved by the stockholders, the first paragraph of Article V of the Certificate of Incorporation will be amended to read as follows:
“Except as otherwise provided in this Amended and Restated Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind from time to time any or all of the Bylaws of the Corporation; provided, however, any Bylaw amendment adopted by the Board of Directors increasing or reducing the authorized number of directors shall require a resolution adopted by the affirmative vote of not less than a majority of the then outstanding shares of capital stock entitled to vote generally in an election of directors.”
In addition, Section 1 of Article III of the Bylaws will be amended as set forth in Annex B to the Proxy Statement. The Board of Directors has carefully considered the advantages and disadvantages of maintaining the requirement that 66 2/3% of the stockholders adopt a resolution if the Board of Directors increases or decreases the authorized number of directors.
The Board of Directors believes that the proposed amendment will accommodate the practicalities of managing the Company while at the same time protecting an important right of stockholders to effect changes to our Bylaws. If Proposal 2A is approved, any amendments to the Company’s Bylaws increasing or reducing the authorized number of directors above nine (9) or below four (4) will require stockholders to adopt a resolution. Even without this amendment, the stockholders retain the power to independently adopt, amend or repeal the Bylaws.

If this proposal is not approved, our Board of Directors will not have the authority to increase the number of directors to nine (9) without incurring the expense and delay of soliciting proxies and votes from 66 2/3% of the stockholders of the Company.
In addition, Article V, Paragraph 1 of Exhibit A to Annex A is amended in its entirety and replaced with the following:
Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind from time to time any or all of the Bylaws of the Corporation; provided, however, any Bylaw amendment adopted by the Board of Directors increasing or reducing the authorized number of directors shall require a resolution adopted by the affirmative vote of not less than a majority ~~sixty-six and two-thirds percent (66-2/3%)~~ of the then outstanding shares of capital stock entitled to vote generally in an election of directors.3
All votes relating to Proposal 2A will be deemed to relate to Proposal 2A as amended in this supplement.
By Order of the Board,
Secretary
/s/ Jennifer Hankes Painter
Jennifer Hankes Painter
June 10, 2014
Calabasas, California